Exhibit 3.5

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES B PREFERRED STOCK

CAPITAL PARK HOLDINGS CORP.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

1. Name of corporation: Capital Park Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”).

2. By resolution of the Board of Directors of the Company pursuant to the provisions in the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), this Certificate of Designation, Preferences and Rights of Series B Preferred Stock (this “Certificate of Designation”) establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series B Preferred Stock:

Section 1. Designation and Amount.

There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series B Preferred Stock,” $0.001 par value, and the number of shares constituting such series shall be ninety-six thousand four hundred and twenty-eight (96,428). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions.

(a) Dividend Preference. The holders of the Series B Preferred Stock, in preference to the holders of Common Stock, the holders of the Series A Preferred Stock and any other stock of the Company (collectively, the “Junior Stock”), shall be entitled to receive cash dividends at the rate of three percent (3.00%) of the Original Series B Issue Price per annum, payable out of funds legally available therefor. Such dividends shall (i) accrue on shares of Series B Preferred Stock from the date of issuance of such shares, (ii) be cumulative, and (iii) be payable only (A) when, as and if declared by the Board of Directors (and the Board of Directors shall be under no obligation to declare or pay such dividends), and (B) upon the occurrence of a Liquidation Event or a Deemed Liquidation Event (as defined below) (whether or not such dividends have been declared). Except as set forth in the preceding sentence, no right shall accrue to holders of shares of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest. The “Original Series B Issue Price” means $14.00 per share of Series B Preferred Stock (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series B Preferred Stock).

1

(b) Priority of Dividends. For so long as any shares of Series B Preferred Stock remain outstanding, no dividends, whether in cash or property (other than those payable solely in Common Stock of the Company), shall be declared or paid, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock be purchased, redeemed or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares upon termination of services to, or employment with, the Company), until all dividends on the Series B Preferred Stock at the rate set forth in the preceding paragraph (a) shall have been paid or declared and set apart. No dividend shall be paid on any share of Common Stock or Series A Preferred Stock unless a dividend (including the amount of any dividends paid pursuant to the preceding paragraph (a)) is paid with respect to all outstanding shares of Series B Preferred Stock in an amount for each such share of Series B Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series B Preferred Stock is then convertible and all such shares of Series A Preferred Stock.

(c) Additional Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Company declares or pays any dividends upon the Common Stock, the Company shall also declare and pay to the holders of Series B Preferred Stock Liquidation.

Section 3. Liquidation.

(a) Priority. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each, a “Liquidation Event”), the assets of the Company legally available for distribution to its stockholders, shall be distributed in the following order of priority:

(i) The holders of shares of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such Liquidation Event to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the Series B Liquidation Preference for each outstanding share of Series B Preferred Stock then held by them. If, upon the occurrence of any Liquidation Event, the assets of the Company thus distributed among the holders of shares of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets of the Company legally available for distribution shall be distributed on a pro rata basis among the holders of shares of Series B Preferred Stock (in proportion to the number of shares of Series B Preferred Stock held by each such holder). “Series B Liquidation Preference” means, as to each share of Series B Preferred Stock, the greater of (i) one times the Original Series B Issue Price, plus all accrued or declared but unpaid dividends thereon, if any, as adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series B Preferred Stock or (ii) the amount that the holders of the Series B Preferred Stock would receive per share of Common Stock if all shares of Series B Preferred Stock were converted to Common Stock immediately prior to a Liquidation Event.

(ii) After the payment or setting apart of payment of the full preferential amounts required to be paid to the holders of shares of Series B Preferred Stock in accordance with Section 3(a)(i) above, the remaining assets and funds legally available for distribution to the Company’s stockholders shall be distributed among the holders of the shares of Common Stock ratably on a per-share basis.

2

(b) Consolidation, Merger, Etc. Other than in connection with an equity financing for cash, a (i) consolidation or merger of the Company with or into any other entity in which the stockholders of the Company immediately prior to such transaction do not own a majority of the voting capital stock of the surviving entity, (ii) sale, lease, transfer, exclusive license, conveyance or disposition of all or substantially all of the assets of the Company, or (iii) the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each of (i), (ii) and (iii), a “Deemed Liquidation Event”), shall each be deemed to be a Liquidation Event within the meaning of this Section 3. Any securities to be delivered to the stockholders pursuant to such events shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or a national interdealer quotation system such as NASDAQ, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined above in Section 3(b)(i)(A), (B) or (C) hereof to reflect the approximate fair market value thereof, as determined by the Board of Directors.

Section 4. Conversion Rights.

At any day that is January 25, 2019 or later (the “Conversion Trigger Date”), the holders of shares of Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Conversion Trigger Date, at the office of the Company or any transfer agent for the Series B Preferred stock, into such number of fully paid and nonassessable shares of Common Stock as is determined based on the then in effect Conversion Price applied to the number of shares being converted by dividing such number of shares by the Conversion Price. The “Conversion Price” shall be an amount per share of Class B Preferred Stock equal to a forty percent (40%) discount to the lowest volume weighted average price of the Company’s Common Stock during the fifteen (15) days immediately preceding the day of exercise of the Conversion Right; provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment an set forth in Sections 4(b)(i) and 5(c) hereof.

3

(b) Mechanics of Conversion. Before any holder of shares of Series B Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor. duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, or hand delivery, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holders of shares of Series B Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering the Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

(i) Conversion on Split or Subdivision of Outstanding Shares. In the event the Company at any time or from time to time after the Series B Issuance Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the outstanding shares of Common Stock and in the aggregate number of shares issuable with respect to Common Stock Equivalents. If the number of shares of Common Stock outstanding at any time after the Series B Issuance Date is decreased by a reverse split or a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock. “Series B Issuance Date” means the date on which the first share of Series B Preferred Stock is issued.

4

(c) Recapitalization. If at any time or from time to time there shall be a recapitalization of Common Stock (other than a subdivision, combination or Deemed Liquidation Event), provision shall be made so that each holder of shares of Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Company or otherwise, receivable upon such recapitalization by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of shares of Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(d) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The Company shall pay in cash to each holder of shares of Series B Preferred Stock the fair value of the fraction of a share lost by virtue of such rounding down. The fair value shall be equal to the fraction multiplied by the then effective Conversion Price. Whether or not fractional shares result from such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Retirement. In the event any shares of Series II Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be canceled, retired and eliminated and shall not be reissued by the Company.

(f) Disclosure Obligations of the Company. The Company shall have an obligation to remain current on any and all disclosure obligations under either the Securities Act of 1933 (the “‘33 Act”) or the Securities Exchange Act of 1934 (the “Exchange Act,” together with the ‘33 Act, the “Securities Act” and any failure of the Company to remain current with its disclosure obligations under the Securities Act shall be construed as an event of default under this Certificate of Designation (a “Disclosure Related Event of Default”). In connection with the occurrence of any Disclosure Related Event of Default, the holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of any class of Junior Stock, shall be entitled to receive additional cash dividends (the “Disclosure Related Event of Default Special Dividends”) at the rate of fifteen percent (15.00%) of the Original Series B Issue Price per annum but only for such period of time as the Disclosure Related Event of Default shall remain ongoing and without being cured. For the avoidance of doubt, the holders of any share of Series B Preferred Stock shall be only be entitled to receive any Disclosure Related Event of Default Special Dividends from the period beginning on such date any Disclosure Related Event of Default shall be determined as to have occurred through the date upon which such Disclosure Related Event of Default shall have been cured.

5

(g) Delivery Obligations of the Company. The Company shall reserve a sufficient amount of shares of common stock as required pursuant to this Certificate of Designation. The failure to deliver shares of common stock pursuant to the terms of this Certificate of Designation shall constitute an event of default (a “Share Delivery Event of Default”). In connection with the occurrence of any Share Delivery Event of Default, the Company shall pay to each holder of shares of Series B Preferred Stock, $1,000 per day in cash, for each day until such date the Share Delivery Event of Default is cured. Such cash amount shall be paid to each holder of shares of Series B Preferred Stock by the fifth day of the month following the month in which the Share Delivery Event of Default is deemed to have occurred. For the avoidance of doubt, the holders of any share of Series B Preferred Stock shall be only be entitled to receive any payments pursuant to this Section 4(g) from the period beginning on such date any Share Delivery Event of Default shall be determined as to have occurred through the date upon which such Share Delivery Related Event of Default shall have been cured.

Section 5. Voting Rights.

Other than as set forth below, as required by law or in this Certificate of Designation, the holders of shares of Series B Preferred Stock have no voting rights in such capacity.

So long as any shares of Series B Preferred Stock are outstanding, the Company will not, without the written consent of holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series B Preferred Stock (the “Requisite Holders”) (with each shares of Series B Preferred Stock entitled to one (1) vote), either directly or by amendment, merger, consolidation, or otherwise: (i) liquidate, dissolve or wind-up the affairs of the Company; (ii) amend, alter, or repeal any provision of the Company’s Certificate of Incorporation in any manner adverse to the Series B Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock; or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Series B Preferred Stock.

Section 6. Redemption.

(a) Other than as set forth in this Section 6, (i) the Series 13 Preferred Stock will not be subject to a sinking fund or other obligations of the Company to redeem or retire the Series B Preferred Stock and (ii) the holders of Series B Preferred Stock shall have no right to compel the Company to redeem the Series B Preferred Stock.

(b) Redemption at Request of Requisite Holders. Upon the request of the Requisite Holders, any or all of the Series B Preferred Stock shall be redeemed by the Company on any date on or after November 23, 2019. The redemption price per share shall be equal to the Series B Liquidation Preference in respect of such share. If a redemption is so requested but for less than all of the Series B Preferred Stock, then all shares of Series B Preferred Stock not then redeemed shall be automatically converted into shares of Common Stock at the Conversion Price then in effect.

6

(c) Redemption at Company’s Option. The Series B Preferred Stock shall be subject to redemption in cash, at the option of the Company, at any time, in part from time to time or in whole, at a price per share (the “Optional Redemption Price”) equal to 100% of the Series B Liquidation Preference per share through the date fixed by the Company for such redemption (an “Optional Redemption Date”). In case a part only of the then outstanding shares of Series B Preferred Stock is at arty time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the directors of the Company in their discretion shall decide or, if the directors of the Company so determine, may be redeemed pro rata.

(d) The certificates for any shares of Series B Preferred Stock redeemed under this Section 6 shall be promptly surrendered for cancellation to the Company and any certificates not so surrendered shall be deemed automatically cancelled.

(e) All shares of Series B Preferred Stock purchased or redeemed by the Company shall be retired and cancelled and shall he restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

[Signature Page Follows]

7

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by the undersigned on this 10th day of April, 2019.

/s/ Eric Blue
Eric Blue, Chief Executive Officer

Signature Page